EXHIBIT 99.3

                             [FIBERCORE INC. LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


                   FIBERCORE NASDAQ DELISTING HEARING HELD;
                 FINAL DETERMINATION EXPECTED IN A FEW WEEKS


CHARLTON, MASS - MAY 27, 2003 -- FiberCore, Inc. (Nasdaq: FBCEE), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced that the hearing it requested to contest the delisting of its securities from the Nasdaq Smallcap Market was held on May 22, 2003. The Hearing Panel has requested additional information from the Company. It expects to make a determination as to continued listing or delisting after receipt of that information. The delisting action continues to be stayed pending the decision of the panel.

If the Company should eventually be delisted, it would suffer material adverse consequences as set forth in the press release dated April 23, 2003 and no assurances can be given that such delisting will not occur. If the Company should be delisted, the Company will endeavor to facilitate the trading of its stock on the OTC Bulletin Board, but no assurance can be given that such a trading market will be available. FiberCore previously traded on the OTC Bulletin Board before moving to the Nasdaq Smallcap Market in November 2000.

FiberCore, Inc. develops, manufactures, and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems up to 10 gigabits/sec, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.


CONTACTS:

AT THE COMPANY:                       AT FRB|WEBER SHANDWICK:
--------------                        ----------------------
Dr. Mohd A. Aslami, President/CEO     Alison Ziegler - General Info.
Robert Lobban, CFO                    212/445-8432
508/248-3900
                                       ###



FIBERCORE, INC.                             FIBER OPTICS FOR THE NEXT GENERATION
--------------------------------------------------------------------------------
253 Worcester Rd   o P.O. Box 180   o Charlton, MA 01507
o Tel: (508) 248-3900   o Fax: (508) 248-5588